Exhibit 3.2



                     AMENDMENT TO ARTICLE VIII OF THE BYLAWS
                       OF ENERGY CONVERSION DEVICES, INC.



      The first sentence of the Fourth paragraph of Article VIII of the Bylaws is amended effective March 18, 2004, as follows:

            The total number of directors shall consist of not less than three nor more than seven directors.



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